Danziger
Hochman

CHARTERED ACCOUNTANTS

202 Bentwortb Avenue Toronto, Ontario M6A J P8
Tet• 416 7308050 • Fax' 416 730-8.382
 www.danzigerbrochman.ca
info@danzigerhochnan.ca

July 18, 2006

Board of Directors
Innofone.Com, Incorporated
1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401
USA.

Dear Sirs:

This letter is to constitute our consent to include the audit report of Innofone.Com, Incorporated as of June 30, 2005 in the Registration Statement Filed on SB-2 contemporaneously herewith and subject to any required amendments thereto.

Yours very truly,

s/ David Danziger

DANZIGER & HOCHMAN
CHARTERED ACCOUNTANTS